ISSUER FREE WRITING PROSPECTUS

Filed pursuant to Rule 433

Registration Statement No. 333-187631

May 14, 2013

CVR Refining, LP

Term Sheet

Issuer:	CVR Refining, LP (NYSE: CVRR)

Offering Size:	12,000,000 common units representing limited partner interests

Offering Price:	$30.75 per common unit

Option to purchase additional units:	1,800,000 additional common units offered by the issuer (30 days)

Proceeds, net of underwriting discounts, commissions and offering expenses:	Approximately $357.0 million (excluding option to purchase additional common units) or approximately $410.7 million (including exercise of option to purchase additional common units)

Trade Date:	May 15, 2013

Settlement Date:	May 20, 2013

CUSIP:	12663P 107

Underwriters:	Credit Suisse Securities (USA) LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
Jefferies LLC
J.P. Morgan Securities LLC
UBS Securities LLC
SunTrust Robinson Humphrey, Inc.

Stabilizing Transactions:	Prior to purchasing the common units being offered pursuant to the preliminary prospectus supplement, on May 14, 2013, one of the underwriters purchased, on behalf of the syndicate, 136,000 common units at an average price of $30.75 per common unit in stabilizing transactions.

Additional Information:

CVR Refining, LP has filed registration statements (each including a prospectus) on Form S-1 with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement to the prospectuses in such registration statements and other documents that CVR Refining, LP has filed with the SEC for more complete information about CVR Refining, LP and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Additionally, a copy of the preliminary prospectus supplement and prospectus relating to the offering may also be obtained from the following addresses: Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, telephone: 1-800-221-1037 or email at newyork.prospectus@credit-suisse.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-888-603-5847 or email at barclaysprospectus@broadridge.com; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146 or email at batprospectusdept@citi.com; Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY 10022, telephone: 1-877-547-6340 or email at prospectus_department@jefferies.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204; or UBS Securities LLC, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171, telephone: 1-888-827-7275.